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                                                                    EXHIBIT 11.1

                        AMERICAN COIN MERCHANDISING, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


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

                                                             Three Months Ended           Six Months Ended
                                                                  June 30,                    June 30,
                                                              2000         1999           2000          1999
                                                          -----------   -----------    -----------   -----------


Net earnings (loss) ...................................   $    68,000   $  (119,000)   $   308,000   $    55,000
                                                          ===========   ===========    ===========   ===========

Common shares outstanding at beginning of period ......     6,487,669     6,475,069      6,480,194     6,475,069

     Effect of shares issued during the period ........            98            --          3,828            --
                                                          -----------   -----------    -----------   -----------

Basic weighted average common shares ..................     6,487,767     6,475,069      6,484,022     6,475,069

Incremental shares from assumed conversions:

     Stock options ....................................            --            --             --         6,285
                                                          -----------   -----------    -----------   -----------

Diluted weighted average common shares ................     6,487,767     6,475,069      6,484,022     6,481,354
                                                          ===========   ===========    ===========   ===========

     Basic earnings (loss) per share ..................   $      0.01   $     (0.02)   $      0.05   $      0.01

     Diluted earnings (loss) per share ................   $      0.01   $     (0.02)   $      0.05   $      0.01
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